Exhibit 10.2

LEASE

BY AND BETWEEN

SNH MEDICAL OFFICE PROPERTIES TRUST

LANDLORD

AND

AXOGEN CORPORATION

TENANT

Progress Center

13709 Progress Boulevard

Alachua, FL 32615

Article 1 Reference Data	3
1.1 Introduction and Subjects Referred To.	3
Months	3
Annual Fixed Rent	3
Monthly Installments	3
1-12	3
13-24	3
1.2 Exhibits.	4

Article 2 Premises and Term	4
2.1 Premises	4
2.2 Term	5
2.3 Measurement of the Premises	5

Article 3 Commencement and Condition	5
3.1 Commencement and Condition of Premises	5

Article 4 Rent, Additional Rent, Insurance and Other Charges	5
4.1 The Annual Fixed Rent	5
4.2 Additional Rent	6
4.2.1 Real Estate Taxes	6
4.2.2 Insurance Costs	7
4.2.3 Electricity Cost	8
4.3 Personal Property and Sales Taxes	8
4.4 Insurance.	8
4.4.1 Insurance Policies	8
4.4.2 Requirements	9
4.4.3 Waiver of Subrogation	9
4.5 Utilities	10
4.6 Late Payment of Rent	10
4.7 Security Deposit	10

Article 5 Landlord’s Covenants	11
5.1 Affirmative Covenants	11
5.1.1 Heat and Air‑Conditioning	11
5.1.2 Electricity	11
5.1.3 Cleaning; Water	11
5.1.4 Elevator and Lighting	12
5.1.5 Repairs	12
5.2 Interruption	12
5.3 Access to Building	13
5.4 Indemnification	13

Article 6 Tenant’s Additional Covenants	14
6.1 Affirmative Covenants	14
6.1.1 Perform Obligations	14

6.1.2 Use	14
6.1.3 Repair and Maintenance	14
6.1.4 Compliance with Law	14
6.1.5 Indemnification	14
6.1.6 Landlord’s Right to Enter	15
6.1.7 Payment of Landlord’s Cost of Enforcement	15
6.1.8 Yield Up	15
6.1.9 Rules and Regulations	16
6.1.10 Estoppel Certificate	16
6.1.11 Landlord’s Expenses For Consents	16
6.2 Negative Covenants	16
6.2.1 Assignment and Subletting	16
6.2.2 Nuisance	18
6.2.3 Floor Load; Heavy Equipment	19
6.2.4 Electricity	19
6.2.5 Installation, Alterations or Additions	19
6.2.6 Signs	20
6.2.7 Oil and Hazardous Materials	20

Article 7 Casualty or Taking	22
7.1 Termination	22
7.2 Restoration	23
7.3 Award	23

Article 8 Defaults	23
8.1 Default of Tenant	23
8.2 Remedies	23
8.3 Remedies Cumulative	25
8.4 Landlord’s Right to Cure Defaults	25
8.5 Holding Over	25
8.6 Effect of Waivers of Default	25
8.7 No Waiver, Etc	25
8.8 No Accord and Satisfaction	25

Article 9 Rights of Holders	26

Article 10 Miscellaneous Provisions	27
10.1 Notices	27
10.2 Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc	27
10.3 Waiver of Jury Trial	27
10.4 Lease not to be Recorded; Confidentiality of Lease Terms	28
10.5 Limitation of Landlord’s Liability	28
10.6 Landlord’s Default	28
10.7 Brokerage	29
10.8 Applicable Law and Construction	29
10.9 Radon Disclosure	29

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LEASE

Article 1

Reference Data

1.1       Introduction and Subjects Referred To.

This is a lease (this “Lease”) entered into by and between SNH Medical Office Properties Trust, a Maryland real estate investment trust (“Landlord”) and AxoGen Corporation, a Delaware corporation (“Tenant”).

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.1.

Date of this Lease:	November 19, 2018.

Building and Property:

That building in the City of Alachua, Florida, known as Progress Center, and located at 13709 Progress Boulevard (the “Building”).  The Building and the land parcels on which it is located and the sidewalks adjacent thereto are hereinafter collectively referred to as the “Property”.

Premises:	A portion of the Building known as Suites S-160, S-162 and S-164, substantially as shown on Exhibit A hereto.

Premises Rentable Area:	2,810 square feet.

Original Term:

Commencing on the Commencement Date, as defined below, and expiring on the day preceding the second (2nd) anniversary of the Commencement Date, except that if the Commencement Date shall occur on a day other than the first day of a month, the Original Term shall expire on the last day of the month in which such anniversary shall occur.

Commencement Date:	The date on which Landlord delivers the Premises to Tenant, which is anticipated to be three (3) Business Days following the Date of this Lease.

Annual Fixed Rent:	Months	Annual Fixed Rent	Monthly
Installments
	1-12	$44,960.00	$3,746.67
	13-24	$46,308.80	$3,859.07

Base Taxes:	The Taxes (as defined in Subsection 4.2.1) for the fiscal year ending December 31, 2018, as the same may be reduced by the amount of any abatement.

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Base Insurance Costs:	The Insurance Costs (as defined in Subsection 4.2.2) for the 2018 calendar year.

Tenant’s Percentage:	Four and sixty-five hundredths percent (4.65%).

Permitted Uses:	General office uses, subject to zoning and other land use restrictions and the provisions of Subsection 6.1.2.

Commercial General Liability Insurance Limits:	$3,000,000 per occurrence – may be effected by a combination of primary and excess liability insurance; Best rating of at least A-VIII.

Original Address of Landlord:	c/o The RMR Group LLC 4550 North Point Parkway, Suite 220 Alpharetta, GA 30022 Attention: Vice President, Southeast Region

Original Address of Tenant:	13709 Progress Blvd. Alachua, FL 32615

Account for Payment of Rent:	SNH Medical Office Properties Trust Dept #1600 P.O. Box 538601 Atlanta, GA 30353-8601

Security Deposit:	$3,746.67

1.2       Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A.   Plan showing the Premises.

EXHIBIT B.    Rules and Regulations.

EXHIBIT C.    Alterations Requirements.

EXHIBIT D.   Contractor’s Insurance Requirements.

EXHIBIT E.    Declaration by Landlord and Tenant.

Article 2

Premises and Term

2.1       Premises.  Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, excluding exterior faces of exterior walls, the common lobbies, hallways, stairways, stairwells, elevator shafts and other common areas, and the escalators, elevators, pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the common areas, the Premises and the premises of other tenants in the Building.

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2.2       Term.  The term of this Lease shall be for a period beginning on the Commencement Date and continuing for the Original Term and any extension thereof in accordance with the provisions of this Lease, unless sooner terminated as hereinafter provided. When the dates of the beginning and end of the Original Term have been determined such dates shall be evidenced by a confirmatory document executed by Landlord and Tenant in the form substantially as shown on Exhibit E hereto and delivered each to the other, but the failure of Landlord and Tenant to execute or deliver such document shall have no effect upon such dates. The Original Term and any extension thereof in accordance with the provisions of this Lease is hereinafter referred to as the “term” of this Lease.

2.3       Measurement of the Premises.  Landlord and Tenant agree that the Premises Rentable Area identified in Section 1.1 is recited for Landlord’s administrative purposes only and that, although the Annual Fixed Rent and Tenant’s Percentage have been determined by reference to such square footage (regardless of the possibility that the actual measurement of the Premises may be more or less than the number identified, irrespective of measurement method used), Annual Fixed Rent and Tenant’s Percentage shall not be changed as a result of any remeasurement of the Premises or variance in the actual measurement, except as expressly provided in this Lease.

Article 3

Commencement and Condition

3.1       Commencement and Condition of Premises.  The Commencement Date shall be the date set forth in Section 1.1.  On the Commencement Date, Landlord shall deliver possession of the Premises to Tenant and Tenant agrees to accept the Premises in their “as is” condition. Tenant acknowledges that it has inspected the Premises and the common areas and facilities of the Property and has found the condition of both satisfactory and is not relying on any representations of Landlord or Landlord’s agents or employees as to such condition, and Landlord shall have no obligation with respect thereto.

Article 4

Rent, Additional Rent, Insurance and Other Charges

4.1       The Annual Fixed Rent.  Tenant shall pay Annual Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement (except as provided in Article 7), deduction or demand.  Annual Fixed Rent shall be payable in equal monthly installments, in advance, commencing on the Rent Commencement Date and thereafter on the first day of each and every calendar month during the term of this Lease, by electronic transfer of immediately available funds to the account set forth in Section 1.1, or in such other manner, or to such other account, as Landlord shall from time to time designate by notice.

Annual Fixed Rent for any partial month shall be prorated on a daily basis (based on a 360 day year), and if Annual Fixed Rent commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the date Annual Fixed Rent commences and shall be equal to such pro-rated amount plus the installment of Annual Fixed Rent for the succeeding calendar month.

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4.2       Additional Rent.  Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of the Tax Excess as provided in Subsection 4.2.1, Tenant’s Percentage of the Insurance Excess as provided in Subsection 4.2.2 and Tenant’s Electricity Obligation as provided in Subsection 4.2.3, and all other charges and amounts payable by or due from Tenant to Landlord under this Lease (all such amounts referred to in this sentence being “Additional Rent”).

4.2.1       Real Estate Taxes.  If Taxes (as hereinafter defined) assessed against the Property (or estimated to be due by governmental authority) for any fiscal tax period (a “Tax Year”) during the term of this Lease shall exceed Base Taxes, whether due to increase in rate or reassessment of the Property, or both, Tenant shall reimburse Landlord, as Additional Rent, in an amount equal to Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Tax Excess”). Except as otherwise provided in the immediately following paragraph, Tenant shall pay the Tax Excess to Landlord within thirty (30) days after delivery to Tenant of a year-end statement of the Taxes and Tax Excess for the preceding Tax Year.

Tenant shall pay to Landlord, as Additional Rent commencing on the Rent Commencement Date and thereafter on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of the Tax Excess, such monthly amounts to be sufficient to provide Landlord by the time Tax payments are due or are to be made by Landlord a sum equal to the Tax Excess, as reasonably estimated by Landlord from time to time on account of Taxes for the then current Tax Year.  If the total of such monthly remittances for any Tax Year is greater than the Tax Excess for such Tax Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Taxes (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligations to Landlord); if the total of such remittances is less than the Tax Excess for such Tax Year, Tenant shall pay the difference to Landlord within ten (10) days after being so notified by Landlord.

If, after Tenant shall have made all payments due to Landlord pursuant to this Subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall pay or credit to Tenant Tenant’s Percentage of that percentage of the refund (after first deducting any reasonable expenses, including attorneys’, consultants’ and appraisers’ fees, incurred in connection with obtaining any such refund) which equals the percentage of the applicable Tax Year included in the term hereof, provided however, in no event shall Tenant be entitled to receive more than the sum of payments actually made by Tenant on account of Taxes with respect to such Tax Year or to receive any payment if Taxes for any Tax Year are less than Base Taxes.

In the event that Tenant’s obligation to pay Additional Rent for Taxes shall commence, or the term of this Lease shall expire or be terminated during any Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, or should Tenant’s Percentage be modified during any Tax Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Tax Excess which may be otherwise payable by Tenant as provided in this Subsection 4.2.1 shall be pro-rated on a daily basis based on a 360 day Tax Year.

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“Taxes” shall mean all taxes, assessments, excises and other charges and impositions which are general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature which are levied, assessed or imposed by any governmental authority upon or against or with respect to the Property, Landlord or the owner or lessee of personal property used by or on behalf of Landlord in connection with the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon.  If, at any time, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents or other taxes shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, income (except to the extent that a tax on income or revenue is levied solely on rental revenues and not on other types of income and then only from rental revenue generated by the Property) or capital levy taxes assessed on Landlord.  Taxes also shall include all court costs, attorneys’, consultants’ and accountants’ fees, and other expenses incurred by Landlord in analyzing and contesting Taxes through and including all appeals.  Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment. If any Taxes may be paid in installments without incurring a penalty or interest, then Landlord shall be deemed to have paid said Taxes over the longest period so allowed (whether or not actually paid in that manner), and only the installments allocable to periods included within the term shall be considered within the meaning of Taxes.

4.2.2       Insurance Costs.  If, during the term hereof, Insurance Costs (as hereinafter defined) paid or incurred by Landlord in any calendar year (an “Operating Year”) shall exceed Base Insurance Costs, Tenant shall reimburse Landlord, as Additional Rent, for Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Insurance Excess”). Except as otherwise provided in the immediately following paragraph, Tenant shall pay the Insurance Excess to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement thereof.  Any year-end statement by Landlord relating to Insurance Costs (other than an invoice for a monthly estimate) shall be final and binding upon Tenant unless it shall within thirty (30) days after receipt thereof, contest any items therein by giving notice to Landlord specifying each item contested and the reasons therefor.

Tenant shall pay to Landlord, as Additional Rent, commencing on the Rent Commencement Date and thereafter on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of the Insurance Excess, such monthly amounts to be sufficient to provide to Landlord, by the end of each Operating Year, a sum equal to the Insurance Excess for such Operating Year, as estimated by Landlord from time to time during such Operating Year. If, at the expiration of each Operating Year in respect of which monthly installments on account of the Insurance Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the Insurance Excess for such Operating Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Insurance Costs (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligation to Landlord); if the total of such remittances is less than the Insurance Excess for such Operating Year, Tenant shall pay the difference to Landlord within ten (10) days after being so notified by

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Landlord.  In no event shall Tenant be entitled to receive any reimbursement or credit if Insurance Costs for any Operating Year are less than Base Insurance Costs.

In the event that Tenant’s obligation to pay Annual Fixed Rent for Insurance Costs shall commence or the term of this Lease shall expire or be terminated during any Operating Year or Tenant’s Percentage shall be modified during any Operating Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of the Insurance Excess which may be payable by Tenant as provided in this Subsection 4.2.2 shall be pro-rated on a daily basis based on a 360 day Operating Year.

“Insurance Costs” shall be all costs and premiums paid or incurred by Landlord for liability, rental income and property insurance relative to the Property and premiums for fidelity bonds covering persons having custody or control over funds or other property of Landlord relating to the Property.

4.2.3       Electricity Cost.  Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of the charges paid or incurred by Landlord each month for electricity supplied to the Property (“Tenant’s Electricity Obligation”), such payment to be made by Tenant to Landlord not later than thirty (30) days after invoicing by Landlord on a monthly or other periodic basis as reasonably determined by Landlord. If the Commencement Date is not the first day of a month or the term of this Lease shall expire or be terminated other than on the last day of a month, or Tenant’s Percentage shall be modified, then the amount of Tenant’s Electricity Obligation which may be payable by Tenant as provided in this Subsection 4.2.3 shall be suitably pro-rated.

If during any month less than ninety five percent (95%) of the rentable area of the Building was leased to tenants or if Landlord is supplying less than ninety five percent (95%) of the rentable area of the Building with electricity, Landlord may reasonably estimate the cost of electricity that would have been incurred if ninety five percent (95%) of the Building were occupied during such month and electricity was being supplied to ninety five percent (95%) of the rentable area of the Building, and such projected amount shall, for the purposes hereof, be deemed to be Landlord’s cost of electricity for such month.

4.3       Personal Property and Sales Taxes.  Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant and all taxes on the sales of inventory, merchandise and any other goods by Tenant in or upon the Premises. Tenant shall also pay to Landlord, for its remittance to relevant governmental authority, all taxes (including but not limited to sales and use taxes) imposed on Annual Fixed Rent, Additional Rent and all other amounts payable by Tenant under this Lease, together with and as and when each installment thereof or other amount becomes due and payable to Landlord.

4.4       Insurance.

4.4.1       Insurance Policies.  Tenant shall, at its expense, take out and maintain, throughout the term of this Lease, the following insurance:

4.4.1.1  Commercial general liability insurance (on an occurrence basis, including without limitation, contractual liability, bodily injury, property damage, fire legal

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liability, and products and completed operations coverage) under which Tenant is named as an insured and Landlord and Landlord’s agent The RMR Group LLC (and the holder of any mortgage on the Premises or Property, as set out in a notice from time to time) are named as additional insureds as their interests may appear, in an amount which shall, at the beginning of the term, be at least equal to the Commercial General Liability Insurance Limits, and, which, from time to time during the term, shall be for such higher limits, if any, as Landlord shall determine to be customarily carried in the area in which the Premises are located at property comparable to the Premises and used for similar purposes;

4.4.1.2  Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises;

4.4.1.3  Property insurance on a “replacement cost” basis with an agreed value endorsement covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant and anyone acting under Tenant and all improvements and betterments to the Premises performed at Tenant’s expense; and

4.4.1.4  Business income and extra expense insurance covering twelve months loss of income.

4.4.2       Requirements.  All policies of insurance maintained by Tenant shall contain deductibles and self-insured retentions not in excess of that reasonably approved by Landlord, shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from insurers qualified to do business and in good standing in the State of Florida having a rating by A.M. Best Company of at least A-VIII.  Tenant shall, prior to the Commencement Date, and thereafter, not less than ten (10) days prior to any policy expiration, deliver to Landlord a certificate of the insurer, certifying that such policy has been issued and paid in full, providing the coverage required by this Section and containing provisions specified herein.  Each such policy shall be non‑cancelable and not materially changed with respect to the interest of Landlord and such mortgagees of the Property without at least thirty (30) days’ prior written notice thereto.

4.4.3       Waiver of Subrogation.  Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation and permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party.  The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant.

Subject to the foregoing provisions of this Subsection 4.4.3, and insofar as may be permitted by the terms of the property insurance policies carried by it, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage to its property to the extent such damage is actually covered or would have been

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covered by policies of property insurance required by this Lease to be carried by the respective parties hereunder.  In addition, Tenant agrees to exhaust any and all claims against its insurer(s) prior to commencing an action against Landlord for any loss covered by insurance required to be carried by Tenant hereunder.

4.5       Utilities.  Tenant shall pay all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsection 5.1.1, the first sentence of Subsection 5.1.2 and Subsection 5.1.3, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due.  Except as otherwise provided in this Section 4.5 or in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all utilities and services and that Landlord shall be under no obligation to furnish any utilities to the Premises.

4.6       Late Payment of Rent.  If any installment of Annual Fixed Rent or any Additional Rent is not paid on or before the date the same is due, it shall bear interest (as Additional Rent) from the date due until the date paid at the Default Rate (as defined in Section 8.4).  In addition, if any installment of Annual Fixed Rent or Additional Rent is unpaid for more than five (5) days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of One Hundred Dollars ($100) or ten percent (10%) of the delinquent amount, which amount represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing and administration of each delinquent payment by Tenant. The payment of any such late charges shall not excuse or cure any default by Tenant under this Lease.  Absent specific provision to the contrary, all Additional Rent shall be due and payable in full ten (10) days after demand by Landlord.

4.7       Security Deposit.  Upon execution of this Lease, Tenant shall deposit with Landlord the Security Deposit.  The Security Deposit shall be held by Landlord as security for the faithful performance of all the terms of this Lease to be observed and performed by Tenant.  The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord.  Tenant shall cause the Security Deposit to be maintained throughout the term in the amount set forth in Section 1.1.

If the Annual Fixed Rent or Additional Rent payable hereunder shall be overdue and unpaid or should Landlord make any payment on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without notice or prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Annual Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach by Tenant; and Tenant shall forthwith upon demand restore the Security Deposit to the amount stated in Section 1.1. Notwithstanding the foregoing, upon the application by Landlord of all or any portion of the Security Deposit (with or without notice thereof to Tenant) to compensate Landlord for a failure by Tenant to pay any Annual Fixed Rent or Additional Rent when due or to perform any other obligation hereunder, and until Tenant shall have restored the Security Deposit to the amount required by Section 1.1, Tenant shall be deemed to be in default in the payment of Additional Rent for purposes of Section 8.1(i) hereof.  So long as Tenant shall not be in default of its obligations under this

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Lease, Landlord shall return the Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms of this Section 4.7, to Tenant promptly following the expiration or earlier termination of the term of this Lease and the surrender of possession of the Premises by Tenant to Landlord in accordance with the terms of this Lease.  While Landlord holds the Security Deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds.  If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and Tenant shall look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section 4.7 and the return thereof in accordance herewith.  The holder of a mortgage on the Property shall not be responsible to Tenant for the return or application of the Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such holder actually receives the Security Deposit.

Article 5

Landlord’s Covenants

5.1       Affirmative Covenants.  Landlord shall, during the term of this Lease provide the following:

5.1.1       Heat and Air‑Conditioning.  Landlord shall furnish heat, ventilation and air conditioning (“HVAC”) to the Premises sufficient to maintain the Premises at comfortable temperatures for general office use, subject to all federal, state and municipal regulations, during Normal Building Operating Hours (as defined in the Rules and Regulations).  If Tenant shall require HVAC service outside the hours and days above specified, Landlord may furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect ($40.00 per hour as of the Date of this Lease).  In the event Tenant locates an excessive number of persons or heat-generating equipment in the Premises which overloads the capacity of the Building HVAC systems or in any other way interferes with such system’s ability to perform adequately its proper functions, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, at Tenant’s expense.  Landlord shall have no responsibility for providing any service from Separate HVAC Equipment, as defined in Subsection 6.1.3.

5.1.2       Electricity.  Landlord shall furnish to the Premises electricity in reasonable amounts for customary office uses. Electrical service to any Separate HVAC Equipment shall be separately metered by Tenant at its sole cost and expense and Tenant shall pay all charges for such electrical service directly to the provider.

5.1.3      Cleaning; Water.  Landlord shall provide cleaning, maintenance and landscaping to the common areas of the Building and Property (including snow removal to the extent necessary to maintain reasonable access to the Building) in accordance with standards generally prevailing throughout the term hereof in comparable office buildings in the City of Alachua; and furnish water for ordinary drinking, lavatory and toilet facilities (as opposed to special laboratory or other uses in excess of general office uses).

Notwithstanding the foregoing or any other provision of this Lease to the contrary, Landlord shall have no obligation to handle or dispose of any (a) radioactive, volatile, highly

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flammable, explosive or toxic materials, (b) any Hazardous Materials as defined in Section 6.2.8, (c) needles, syringes, lancets, similar sharp objects or contaminated glassware, (d) blood products, (e) body fluids, (f) human or animal tissue, discarded medical equipment and parts that were in contact with infectious agents, (g) any other waste defined as medical or infectious waste in applicable federal, state or local laws or regulations, (h) construction debris, or (i) any other waste which, because of its nature, requires special handling or disposal; any item identified in clauses “(a)” through “(i)”, above, hereinafter referred to as “Excepted Waste”.  Tenant agrees that the handling and disposal of Excepted Waste, and the cleaning of any portion of the Premises contaminated by Excepted Waste, shall be the sole responsibility of Tenant and Tenant shall contract directly for the handling and disposal of Excepted Waste and the cleaning of any portion of the Premises contaminated by Excepted Waste, at Tenant’s sole cost and expense. Tenant is prohibited from placing, disposing or discarding Excepted Waste with the ordinary trash of the Building. Title to and liability for any Excepted Waste shall, at all times, remain with Tenant, and Tenant agrees to indemnify and hold Landlord and Landlord’s mortgagee(s) harmless from any and all liability relating to or arising from the handling or disposal of Excepted Waste.

5.1.4      Elevator and Lighting.  Landlord shall furnish non‑exclusive passenger elevator service from the lobby to the Premises; purchase and install all building standard lamps, tubes, bulbs, starters and ballasts for lighting fixtures in the Premises; and provide lighting to public and common areas of the Property.

5.1.5    Repairs.  Except as otherwise expressly provided herein, Landlord shall make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas and facilities of the Building (including any common plumbing, electrical and HVAC equipment, elevators and any other common equipment or systems in the Building) as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Subsection 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its agents, customers, contractors, employees, invitees, or licensees).

5.2       Interruption.  Landlord shall have no responsibility or liability to Tenant for failure, interruption, inadequacy, defect or unavailability of any services, facilities, utilities, repairs or replacements or for any failure or inability to provide access or to perform any other obligation under this Lease caused by any event beyond Landlord’s reasonable control, including, without limitation, breakage, accident, fire, flood or other casualty, strikes or other labor trouble, any governmental order or regulation, inclement weather, repairs, inability to obtain or shortages of utilities, supplies, labor or materials, war, civil commotion or other emergency, or any act or omission of Tenant or Tenant’s agents, employees or licensees.  In no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant due to any such failure, interruption, inadequacy, defect or unavailability.  No failure or omission on the part of Landlord to furnish any of same for any of the reasons set forth in this paragraph shall be construed as an eviction of Tenant, actual or constructive, or entitle Tenant to an abatement of rent, nor render Landlord liable in damages, or release Tenant from prompt fulfillment of any of its covenants under this Lease.

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Landlord shall use all reasonable efforts to minimize the duration of any interruption of any services or repairs to be performed or provided by Landlord.  Notwithstanding the foregoing, if (i) Landlord ceases to furnish any utility or service that Landlord is obligated to furnish under this Lease or to perform repairs which Landlord is obligated to perform pursuant to Subsection 5.1.5 (a “Landlord Service Interruption”) and such Landlord Service Interruption continues for a period of more than five (5) consecutive Business Days after Tenant give Landlord notice, complying with the last sentence of this paragraph, thereof (the “Interruption Notice”), (ii) such Landlord Service interruption was not caused by Tenant, its employees, contractors, agents or invitees, (iii) such Landlord Service Interruption was not caused by a fire or other casualty (in which case Article 7 shall control), (iv) such Landlord Service Interruption was the result of events or circumstances within Landlord’s reasonable control and the restoration of services is reasonably within the control of Landlord, and (v) as a result of such Landlord Service Interruption the Premises or a material portion thereof, is rendered untenantable (meaning that Tenant is unable to use all or such portion of the Premises in the normal course of its business) and Tenant shall, concurrently with the giving of such notice, discontinue use of the Premises or the portion thereof which is unusable as a result (other than for sporadic purposes such as salvage, security or retrieval of property), then Annual Fixed Rent and Additional Rent on account of Taxes and Insurance Costs shall be equitably abated for such portion of the Premises rendered unusable for the period commencing on the expiration of such five (5) Business Day period and ending on the date that the Premises (or such portion) is rendered usable.  If more than fifty percent (50%) of the Premises is rendered unusable and if Tenant shall vacate the entire Premises, then the aforesaid abatement shall be a full abatement.  Any notice from Tenant pursuant to the first sentence of this paragraph shall expressly state that the failure of Landlord to cure any claimed default timely shall give rise to Tenant’s rights of rent abatement.

Landlord reserves the right to deny access to the Building and to interrupt the services of the HVAC, plumbing, electrical or other mechanical systems or facilities in the Building when necessary from time to time by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary, until such repairs, alterations, replacements or improvements shall have been completed.  Landlord shall use reasonable efforts to minimize the duration of any such interruption and to give to Tenant at least three (3) days’ notice if service is to be interrupted, except in cases of emergency.

5.3       Access to Building.  During Normal Building Operating Hours, the Building shall, subject to the provisions of Section 5.2, be open and access to the Premises shall be freely available, subject to the Rules and Regulations.  During periods other than Normal Building Operating Hours, Tenant shall have access to the Premises, but such access shall also be subject to the Rules and Regulations.

5.4       Indemnification.  Subject to all limitations, waivers, exclusions and conditions contained in this Lease (each of which shall control in the event of any conflict or inconsistency with this Section 5.4), Landlord shall defend, hold harmless and indemnify Tenant and its directors, officers, agents and employees against and from any and all claims, liabilities or penalties asserted by or on behalf of any third party on account of bodily injury or damage to the property of such third  party (excluding damage to the property of any subtenant or assignee of Tenant) arising out of the  negligence or other wrongful conduct of Landlord or its agents,

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contractors or employees during the term of this Lease.  In case of any action or proceeding brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Tenant.

Article 6

Tenant’s Additional Covenants

6.1       Affirmative Covenants.  Tenant shall do the following:

6.1.1       Perform Obligations.  Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease; and pay when due the Annual Fixed Rent and Additional Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

6.1.2       Use.  Tenant shall use the Premises only for the Permitted Uses and from time to time, procure and maintain all licenses, permits and approvals necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense.

6.1.3       Repair and Maintenance.  Tenant shall maintain the Premises in neat and clean order and condition and perform all repairs to the Premises and all fixtures, systems, and equipment therein (including Tenant’s equipment and other personal property and any HVAC Equipment serving all or any portion of the Premises to the exclusion of any other space in the Building (“Separate HVAC Equipment”)) as are necessary to keep them in good and clean working order, appearance and condition, reasonable use and wear thereof and damage by unavoidable fire or other casualty only excepted and shall replace any damaged or broken glass in windows and doors of the Premises (except glass in the exterior walls of the Building) with glass of the same quality as that damaged or broken. Tenant shall contract separately for janitorial services for the Premises with Landlord’s janitorial services provider or another janitorial services provider reasonably acceptable to Landlord and Tenant shall cause the Premises to be cleaned in accordance standards at least equal to Landlord’s janitorial standards for leased space in the Building. Tenant shall dispose of all trash and rubbish in such manner as Landlord reasonably directs and shall comply with any reasonable recycling programs established by Landlord for the Building.

6.1.4      Compliance with Law.  Tenant shall make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; keep the Premises safe and equipped with all safety appliances so required; and comply with, and perform all repairs, alterations, additions or replacements required by, the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or other portions of the Property and arising out of any use being conducted in or on the Premises or arising out of any work performed by Tenant.

6.1.5       Indemnification.  Tenant shall indemnify and hold harmless Landlord, its employees and Landlord’s agents and their employees from and against, any and all demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, attorneys' fees) incurred in connection with or arising from:  (i) the use or

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occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any matter occurring on the Premises during the term; (iii) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees or visitors of Tenant or any such person; (iv) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; (v) claims of brokers or other persons for commissions or other compensation arising out of any actual or proposed sublease of any portion of the Premises or assignment of Tenant’s interest under this Lease, or Landlord’s denial of consent thereto or exercise of any of Landlord’s other rights under Subsection 6.2.1; and (vi) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant.  If any action or proceeding is brought against Landlord or its employees or Landlord’s agents or their employees by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same, at Tenant's expense, with counsel reasonably satisfactory to Landlord.  Notwithstanding the foregoing in no event shall this Subsection 6.1.5 require Tenant to indemnify or defend Landlord or its employees or Landlord’s agents or their employees against any loss, cost, damage, liability, claim, or expense to the extent arising out of the gross negligence or willful misconduct of Landlord or its employees or Landlord’s agents or their employees.

6.1.6       Landlord’s Right to Enter.  Tenant shall permit Landlord and its agents and invitees to enter into and examine the Premises at reasonable times and to show the Premises to prospective lessees, lenders, partners and purchasers and others having a bona fide interest in the Premises, and to make such repairs, alterations and improvements and to perform such testing and investigation as Landlord shall reasonably determine to make or perform. Except in instances posing an imminent threat to life or property, and except for any entry pursuant to the performance of Landlord’s routine obligations under Article 5, Landlord shall give Tenant reasonable notice prior to making any entry onto the Premises, provided, however, notwithstanding Section 10.1 to the contrary, such notice may be made orally or by email. In exercising its rights hereunder, Landlord shall use reasonable efforts to minimize, to the extent practicable, any interference with the conduct of Tenant’s business, but this shall not obligate Landlord to perform any work or to schedule any entry upon the Premises outside of Normal Building Operating Hours.

6.1.7       Payment of Landlord’s Cost of Enforcement.  Tenant shall pay, within five (5) days following demand, Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease.

6.1.8       Yield Up.  Tenant shall, at the expiration or earlier termination of the term of this Lease, surrender all keys to the Premises; remove all of its trade fixtures and personal property in the Premises; remove such installations (including wiring and cabling wherever located), alterations and improvements made (or if applicable, restore any items removed) by or on behalf of Tenant as Landlord may request and all Tenant’s signs wherever located; repair all damage caused by such removal; and vacate and yield up the Premises (including all installations, alterations and improvements made by or on behalf of Tenant except as Landlord shall request Tenant to remove), broom clean and in the same good order and repair

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in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition.  Notwithstanding the preceding provisions of this Subsection 6.1.8, if at the time of request for consent, Tenant shall also request a determination from Landlord whether as to any particular alterations it reserves the right to require Tenant to remove such alterations from the Premises upon the expiration or earlier termination of the Lease, and Landlord shall not reserve such right at the time of consent, Landlord may not require Tenant to remove such alteration from the Premises upon the expiration or earlier termination of the Lease.

6.1.9       Rules and Regulations.  Tenant shall, during the term of this Lease, observe and abide by (and cause its employees, agents and visitors to observe) the Rules and Regulations of the Building set forth as Exhibit B, as the same may from time to time be amended, revised or supplemented and of which Tenant has been given a copy (the “Rules and Regulations”).

6.1.10     Estoppel Certificate.  Tenant shall, within ten (10) days’ following written request by Landlord, execute, acknowledge and deliver to Landlord a statement in form satisfactory to Landlord in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Lease.  Any such statement delivered pursuant to this Subsection 6.1.10 may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage.

6.1.11    Landlord’s Expenses For Consents.  Tenant shall reimburse Landlord, as Additional Rent, within five (5) days following demand, for all reasonable legal, engineering and other professional services expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.2       Negative Covenants.  Tenant shall not do the following.

6.2.1       Assignment and Subletting.  Tenant shall not, directly or indirectly, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant.

Notwithstanding the foregoing, Tenant may, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, assign its interest in this Lease (a

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“Permitted Assignment”) to (i) any entity which shall be a successor to Tenant either by merger or consolidation (a “Merger”) or to a purchaser of all or substantially all of Tenant’s assets in either case provided the successor or purchaser shall have a tangible net worth, after giving effect to the transaction, of not less than the greater of the net worth of Tenant named in Section 1.1 as of the Date of this Lease or the net worth of Tenant named in Section 1.1 immediately prior to such Merger or sale (the “Required Net Worth”) or (ii) any entity (an “Affiliate”) which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of the named Tenant set forth in Section 1.1, in either case of (i) or (ii) only so long as (I) the principal purpose of such assignment is not the acquisition of Tenant’s interest in this Lease (except if such assignment is made for a valid intracorporate business purpose to an Affiliate) and is not made to circumvent the provisions of this Subsection 6.2.1, (II) except if pursuant to a Merger permitted by clause (i) above, Tenant shall, contemporaneously with such assignment, provide Landlord with a fully executed counterpart of any such assignment, which assignment shall comply with the provisions of this Subsection 6.2.1 and shall include an agreement by the assignee in form reasonably satisfactory to Landlord, to assume all of Tenant’s obligations under this Lease and be bound by all of the terms of this Lease, (III) in the case of an actual or deemed assignment pursuant to clause (i) Tenant shall provide Landlord, not less than ten (10) days in advance of any such assignment, evidence reasonably satisfactory to Landlord of the Required Net Worth of the successor or purchaser, and (IV) there shall not be a Default of Tenant at the effective date of such assignment.  Tenant shall also be permitted, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, to enter into any sublease (a “Permitted Sublease”) with any Affiliate provided that such sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be an Affiliate.  Any assignment to an Affiliate shall provide that it may, at Landlord’s election, be terminated and deemed void if during the term of this Lease such assignee or any successor to the interest of Tenant hereunder shall cease to be an Affiliate.

If Tenant intends to enter into any sublease or assignment other than a Permitted Sublease or Permitted Assignment, Tenant shall, not later than sixty (60) days prior to the proposed commencement of such sublease or assignment, give Landlord notice thereof, which notice shall set forth in reasonable detail, the proposed subtenant or assignee, the terms and conditions of the proposed sublease or assignment and information regarding the financial condition of the proposed subtenant or assignee. Tenant shall promptly provide Landlord with such additional information with respect to such subtenant or assignee as Landlord may reasonably request.  Landlord may elect to terminate the term of this Lease if Tenant intends to assign this Lease, or to sublease (including expansion options) more than fifty percent (50%) of the Premises for a term (including extension options) of more than half of the remaining term hereof by giving notice to Tenant of such election not later than thirty (30) days after receiving notice of such intent from Tenant.  If Landlord shall give such notice within such thirty (30) day period, upon the later to occur of (A) the proposed date of commencement of such proposed sublease or assignment, or (B) the date which is thirty (30) days after Landlord’s notice, the term of this Lease shall terminate. If Landlord shall not give such notice, but Tenant shall not enter into such sublease or assignment on the terms and conditions set forth in such notice from Tenant within one hundred twenty (120) days of the initially proposed sublease or assignment commencement date and shall still desire to enter into any sublease or assignment, the first sentence of this paragraph shall again become applicable.

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If Landlord shall not elect to terminate the term of this Lease, then Landlord shall not unreasonably condition or withhold its consent to any sublease, provided that, in addition to any other grounds for withholding of consent, Landlord may withhold its consent if in Landlord’s good faith judgment:  (i) the proposed assignee or subtenant does not have a financial condition reasonably acceptable to Landlord; (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by the majority of other tenants in the Building; (iii) the proposed assignee or subtenant is a business competitor of Landlord or is an affiliate of a business competitor of Landlord; (iv) the identity of the proposed assignee or subtenant is, or the intended use of any part of the Premises, would be, in Landlord’s determination, inconsistent with first-class office space or Landlord’s commitments to other tenants in the Building or any covenants, conditions or restrictions binding on Landlord or applicable to the Property; (v) at the time of the proposed assignment or subleasing Landlord is able to meet the space requirements of Tenant’s proposed assignee or subtenant by leasing available space in the Building to such person or entity and either (a) the proposed assignee or subtenant is a tenant or other occupant of the Building or any building in Alachua, Florida owned by Landlord or any entity affiliated with Landlord (or is an entity affiliated with any such tenant or occupant), or (b) the proposed assignee or subtenant is an entity, or is affiliated with any entity, which shall have entered into negotiation with Landlord for space in the Building within the preceding twelve (12) months; or (vi) any such sublease shall result in the Premises being occupied by more than two (2) parties (including Tenant) at any one time.

No subletting or assignment shall in any way impair the continuing primary liability of the Tenant named in Section 1.1, and any immediate or remote successor in interest, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.  The joint and several liability of Tenant named herein and any immediate and remote successor in interest (by assignment or otherwise) for the payment of Annual Fixed Rent and Additional Rent, and the timely performance of all non-monetary obligations on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.  No assignment, subletting or occupancy shall affect the Permitted Uses.  Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Section 6.2.1 shall be voidable at Landlord’s option.  Tenant shall not occupy any space in the Building (by assignment, sublease or otherwise) other than the Premises.

6.2.2      Nuisance.  Tenant shall not injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any inflammable fluids or chemicals (except such as are customarily used in connection with standard office and medical office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord’s insurance or which is

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liable to render necessary any alteration or addition to the Building; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3      Floor Load; Heavy Equipment.  Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law.  Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight.  Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance.

6.2.4      Electricity.  Tenant shall not connect to the electrical distribution system serving the Premises a total load exceeding the lesser of the capacity of such system or the maximum load permitted from time to time under applicable governmental regulations.  The capacity of the electrical distribution system serving the Premises shall be the lesser of (i) the capacity of the branch of the system serving the Premises exclusively or (ii) the allocation to the Premises of the capacity of the system serving the entire Building, Landlord and Tenant agreeing that such capacity shall be allocated equally over the entire rentable area of the Building.

6.2.5       Installation, Alterations or Additions.  Tenant shall not make any installations, alterations or additions in, to or on the Premises nor permit the making of any holes in the walls or partitions (except for small holes required to hang signs, marker boards, shelving and customary office art), ceilings or floors without on each occasion obtaining the prior consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance.  Landlord’s approval shall not be unreasonably withheld or delayed with respect to alterations, additions or improvements which do not affect the structural elements of the Building, equal or exceed Building standards in quality and do not adversely affect or require any modifications to the plumbing, heating, ventilating, air-conditioning, mechanical, electrical or life-safety systems of the Building, are not visible from outside of the Premises and shall not increase Taxes or Insurance Costs nor require Landlord to perform any work to the Property. Notwithstanding the foregoing, Tenant need not obtain Landlord’s consent to perform Cosmetic Alterations (defined below) if the same are not visible from the exterior or common areas of the Building and any such work shall be scheduled at a time reasonably acceptable to Landlord. “Cosmetic Alterations” means changes to the finishes within the Premises (e.g. changes to the floor and wall coverings and paint) that do not affect the structure or systems of the Premises or Building, do not involve work above ceilings or within walls and do not require a building permit.  All work to be performed to the Premises by Tenant shall (i) be performed in a good and workmanlike manner by contractors approved in advance by Landlord and in compliance with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws, (ii) be made at Tenant’s sole cost and expense and at such times and in such a manner as Landlord may from time to time designate, and (iii) become part of the Premises and the property of Landlord without being deemed additional rent for tax purposes, Landlord and Tenant agreeing that Tenant shall be treated as the owner for tax purposes until the expiration or earlier termination of the term hereof, subject to Landlord’s rights pursuant to Section 6.1.8 to require Tenant to remove the same at or prior to the expiration or earlier termination of the term hereof.  Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, Building and Property shall at all times be free of liens for labor and materials, and, at

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Landlord’s request, Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any such work will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrances that may arise out of such work.  Prior to the commencement of any such work, and throughout and until completion thereof, Tenant shall maintain, or cause to be maintained, such insurance with coverage limits as shall be reasonably required by Landlord.  Whenever and as often as any mechanic’s or materialmen’s lien shall have been filed against the Property based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within three (3) days of notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien.

Notwithstanding anything to the contrary, in this Lease or otherwise, the interest of the Landlord (whether in the Premises, Building, Property or otherwise) shall not be subject to  liens for any improvements, alterations, or repairs made by or for Tenant, or liens for any labor, service, material or other work provided by, to or for Tenant, regardless of whether installed or provided pursuant to this Lease or any other agreement now existing or hereafter arising between Landlord and Tenant, all as contemplated in Section 713.10 of the Florida Statutes and, in accordance with that statute, Tenant shall (a) notify each and every contractor which makes or participates in any improvements, alteration or repair, or which provides or participates in providing any such labor, service material or other work of the existence of this provision, (b) provide a copy of this provision to each such contractor, and (c) require and cause each such contractor to notify each of their respective contractors or other person or party with whom they deal in connection with any improvement, alteration, repair, or any labor, service, material or other work, of the existence of this provision and provide a copy of this provision to each of them and require them to do likewise with each contractor, person or party with whom they may deal, to the end that all contractors, subcontractors, laborers, material suppliers, service providers, and other persons, or parties, who make, provide or participate in any such improvement, alteration or repair, or provide or participate in providing any labor, service, material or other work, or otherwise act to bring about any of the foregoing, will be placed on actual notice of this provision.

6.2.6       Signs.  Tenant shall not paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Landlord shall provide Tenant with a Building standard suite entry sign and Landlord shall maintain a tenant directory in the lobby of the Building in which will be placed Tenant’s name and the location of the Premises in the Building. Tenant’s initial suite signage and Building directory listing shall be at no additional charge to Tenant, but Landlord may charge Tenant a reasonable fee for any changes to such signage or listing.

6.2.7       Oil and Hazardous Materials.  Tenant shall not introduce on or transfer to the Premises or Property, any Hazardous Materials (as hereinafter defined); nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises or Property; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises or the Property, or to transfer any Hazardous Materials from the Premises to any other location; and Tenant shall not commit or suffer to be committed in or on the Premises or Property any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances,

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rules or regulations, present or future, applicable to the Property or to Hazardous Materials. Notwithstanding the foregoing, Tenant shall not be prohibited from using minimal quantities of cleaning fluids, photocopy toner and other products or substances which may constitute or contain Hazardous Materials, but which are customarily present in or about premises devoted to first-class administrative and medical office uses, provided that the transportation, use, storage and disposal thereof by Tenant is in strict compliance with all Environmental Laws and the manufacturer’s instructions and recommendations with respect thereto.

If Tenant shall generate, store, release, spill, dispose of or transfer to the Premises or Property any Hazardous Materials, Tenant shall forthwith remove the same, at its sole cost and expense, in the manner provided by all applicable Environmental Laws (as hereinafter defined), regardless of when such Hazardous Materials shall be discovered. Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such Hazardous Materials and shall forthwith repair and restore any portion of the Premises or Property which it shall disturb in so removing any such Hazardous Materials to the condition which existed prior to Tenant’s disturbance thereof.

Tenant agrees to deliver promptly to Landlord any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any Hazardous Materials affecting the Premises or Property.  In addition, Tenant shall, within ten (10) days of receipt, accurately complete any questionnaires from Landlord or other informational requests relating to Tenant’s use of the Premises and, in particular, to Tenant’s use, generation, storage and/or disposal of Hazardous Materials at, to, or from the Premises.

Tenant shall indemnify, defend (by counsel satisfactory to Landlord), protect, and hold Landlord free and harmless from and against any and all claims, or threatened claims, including without limitation, claims for death of or injury to any person or damage to any property, actions, administrative proceedings, whether formal or informal, judgments, damages, punitive damages, liabilities, penalties, fines, costs, taxes, assessments, forfeitures, losses, expenses, attorneys’ fees and expenses, consultant fees, and expert fees that arise from or are caused in whole or in part, directly or indirectly, by Tenant’s use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises.  Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs (including, without limitation, capital, operating and maintenance costs) incurred in connection with any investigation or monitoring of site conditions, repair, cleanup, containment, remedial, removal or restoration work, or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith.  For purposes of this Subsection 6.2.7, any acts or omissions of Tenant, or its subtenants or assignees or its or their employees, agents, or contractors (whether or not they are negligent, intentional, willful or unlawful) shall be attributable to Tenant.

The term “Hazardous Materials” shall mean and include any oils, petroleum products, asbestos, radioactive, biological, medical or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such

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in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

The term “Environmental Laws” shall mean any and all federal, state and municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

Article 7

Casualty or Taking

7.1       Termination.  If the Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then the term of this Lease may be terminated at the election of Landlord.  Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant not later than one hundred twenty (120) days after the date of the taking or casualty.

In the event that any material portion of the Premises is made unusable for the conduct of Tenant’s business due to a taking or condemnation by any public authority (other than temporarily for a period of less than one hundred eighty (180) days), then the term of this Lease may be terminated at the election of Tenant by the giving of notice by Tenant to Landlord within sixty (60) days after the date of the taking or condemnation.  In the event any material part of the Premises shall be destroyed or damaged or shall be made inaccessible or untenantable by fire or other casualty (and Landlord has not elected to terminate the term of this Lease pursuant to the preceding paragraph), then within a reasonable time after the occurrence of such casualty damage, Landlord shall give Tenant a notice (the “Restoration Notice”) advising Tenant whether or not Landlord intends to restore the Premises and access thereto to a condition substantially the same as existed immediately prior to such damage (subject to any modification required by then current laws, rules, regulations and ordinances and excluding any improvements to the Premises made by or on behalf of Tenant) and if Landlord intends to so restore, of the time required to substantially complete such work, as reasonably estimated by an architect or general contractor selected by Landlord. If the Restoration Notice indicates either that (a) Landlord shall not restore the Premises as provided above, or (b) the estimated time required for Landlord to substantially complete such restoration work shall exceed one hundred and eighty (180) days from the occurrence of such casualty damage or the number of days which as of the date of the casualty constitutes more than half of the then remainder of the term, whichever period is shorter, Tenant may elect to terminate the term of this Lease by giving notice to Landlord not later than thirty (30) days after the date on which Landlord gives Tenant the Restoration Notice. Notwithstanding the foregoing, Tenant shall have no right to terminate the term of this Lease due to a fire or other

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casualty if the cause thereof was due to the gross negligence or intentional misconduct of Tenant or any subtenant of Tenant or any agent or employee of Tenant or its subtenant(s).

7.2       Restoration.  If Landlord does not elect to so terminate, this Lease shall continue in force and (so long as the damage is not caused by the negligence or other wrongful act of Tenant or its employees, agents, contractors or invitees) a just proportion of the Annual Fixed Rent, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated commencing on the date of the casualty and continuing until the Premises (excluding any improvements to the Premises made at Tenant’s expense), or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence, subject to zoning and building laws or ordinances then in existence.

7.3       Award.  Irrespective of the form in which recovery may be had by law, all rights to seek reimbursement for damages or compensation arising from fire or other casualty or any taking by eminent domain or condemnation shall belong to Landlord in all cases.  Tenant hereby grants to Landlord all of Tenant’s rights to such claims for damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request.  Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

Article 8

Defaults

8.1       Default of Tenant.  (i) If Tenant shall default in its obligations to pay the Annual Fixed Rent or Additional Rent or any other charges under this Lease within five (5) days of the date when due or shall default in complying with its obligations under Subsection 6.1.10 of this Lease and if any such default shall continue for five (5) days after notice pursuant to Section 10.1 thereof from Landlord, or (ii) if as promptly as possible but in any event within thirty (30) days after notice from Landlord to Tenant specifying any default or defaults other than those set forth in clause (i) Tenant has not cured the default or defaults so specified; or if such default is of such a nature that it cannot be cured within thirty (30) days using best efforts, if Tenant does not commence the curing of such default within such thirty-day period and thereafter diligently and continuously prosecute such cure to completion within such additional time as may be necessary, but in no event to exceed sixty (60) days from the date of Landlord’s notice to Tenant specifying the default, or (iii) if there shall be a default of Tenant’s obligations under any lease between Landlord and Tenant for any space in the Building, which default continues beyond applicable notice and cure periods, then, and in any of such cases indicated in clauses (i), (ii) and (iii) hereof (collectively and individually, a “Default of Tenant”), Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter give notice to Tenant terminating this Lease and the term hereof, which notice shall specify the date of termination, whereupon on the date so specified, the term of this Lease and all of Tenant’s rights and privileges under this Lease shall expire and terminate but Tenant shall remain liable as hereinafter provided.

8.2       Remedies.  In the event of any termination pursuant to Section 8.1, Tenant shall pay the Annual Fixed Rent, Additional Rent and other charges payable hereunder up to the time

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of such termination.  Thereafter, whether or not the Premises shall have been re‑let, Tenant shall be liable to Landlord for, and shall pay to Landlord the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder for the remainder of the term of this Lease had such termination not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all actual expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, advertising costs, administration expenses, alteration costs, the value of any tenant inducements (including but without limitation free rent, moving costs, and contributions toward leasehold improvements) and any other expenses incurred in preparation for such reletting.  Tenant shall pay such damages to Landlord monthly on the days on which the Annual Fixed Rent, Additional Rent or other charges would have been payable hereunder if the term of this Lease had not been so terminated.

At any time after such termination, in lieu of recovering damages pursuant to the provisions of the immediately preceding paragraph with respect to any period after the date of demand therefor, at Landlord’s election, Tenant shall pay to Landlord the amount, if any, by which (A) the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder from the date of such demand to the end of what would be the then unexpired term of this Lease had such termination not occurred, shall exceed (B) the then fair rental value of the Premises for the same period, reduced to amortize over such period all costs or expenses which Landlord would incur to obtain such fair market rent.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

In case of any Default of Tenant, re-entry, expiration and repossession by summary proceedings or otherwise, Landlord may (i)  relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.  Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting.

To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

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8.3       Remedies Cumulative.  Except as expressly provided otherwise in Section 8.2, any and all rights and remedies which Landlord may have under this Lease, and at law and equity (including without limitation actions at law for direct, indirect, special and consequential (foreseeable and unforeseeable) damages), for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4       Landlord’s Right to Cure Defaults.  At any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (irrespective of whether the same shall have ripened into a Default of Tenant), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord within five (5) days following demand, as Additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at a rate (the “Default Rate”) equal to 6%.

8.5       Holding Over.  Any failure by Tenant to comply timely with its obligations under Section 6.1.8, as to all or any portion of the Premises, shall constitute a holding over of the entire Premises and be treated as a daily tenancy at sufferance at a rental rate equal to one and one-half (1.5) times the greater of (x) the fair market rental value for the Premises on a month-to-month basis or (y) the sum of Annual Fixed Rent plus Additional Rent on account of Tenant’s Electricity Obligation in effect immediately prior to the expiration or earlier termination of the term (prorated on a daily basis).  Tenant shall also pay to Landlord all damages, direct and/or consequential (foreseeable and unforeseeable), sustained by reason of any such holding over, provided that Tenant shall not be liable for consequential damages unless Tenant shall hold over for more than fifteen (15) days.  Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the term of this Lease.

8.6       Effect of Waivers of Default.  Any consent or permission by Landlord to any act or omission by Tenant shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7       No Waiver, Etc.  The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged.  No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8       No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other

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than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

Article 9

Rights of Holders

This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and to any and all mortgages, which may now or hereafter affect the Building or the Property and/or any such lease.  This Section shall be self‑operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination.  Any lease to which this Lease is subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this Lease is subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee”.  Notwithstanding the foregoing to the contrary, any Superior Lessor or Superior Mortgagee may, at its option, subordinate the Superior Lease or Superior Mortgage of which it is the lessor or holder to this Lease by giving Tenant ten (10) days prior written notice of such election, whereupon this Lease shall, irrespective of dates of execution, delivery and recording, be superior to such Superior Lease or Superior Mortgage and no other documentation shall be necessary to effect such change.

If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise (except pursuant to the last sentence of the preceding paragraph), then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment.  Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the landlord under this Lease) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (d) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of Annual Fixed Rent or Additional Rent for more than one (1) month, which was not approved in writing by the Successor Landlord, (e) liable to the Tenant beyond the Successor Landlord’s interest in the Property, (f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (g) required to

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remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord.  Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

Article 10

Miscellaneous Provisions

10.1     Notices.  Except as may be expressly provided herein otherwise, all notices, requests, demands, consents, approval or other communications to or upon the respective parties hereto shall be in writing, shall be delivered by hand or mailed by certified or registered mail, return receipt requested, or by a nationally recognized courier service that provides a receipt for delivery such as Federal Express, United Parcel Service or U.S. Postal Service Express Mail and shall be addressed as follows:  If intended for Landlord, to the Original Address of Landlord set forth in Section 1.1 of this Lease with a copy to The RMR Group LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, MA  02458, Attention: Jennifer B. Clark (or to such other address or addresses as may from time to time hereafter be designated by Landlord by notice to Tenant); and if intended for Tenant, addressed to Tenant at the Original Address of Tenant set forth in Section 1.1 of this Lease until the Commencement Date and thereafter to the Property (or to such other address or addresses as may from time to time hereafter be designated by Tenant by notice to Landlord).  Notices shall be effective on the date delivered to (or the first date such delivery is attempted and refused by) the party to which such notice is required or permitted to be given or made under this Lease.  Notices from Landlord may be given by Landlord’s Agent, if any, or Landlord’s attorney; and any bills or invoices for Annual Fixed Rent or Additional Rent may be given by mail(which need not be registered or certified) and, if so given, shall be deemed given on the third Business Day following the date of posting.

10.2     Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc.  Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease; provided, however, Landlord reserves the right at any time and from time to time, without the same constituting breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction, and without Landlord incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, improvements, repairs or replacements in or to the interior and exterior of the Building (including the Premises) and the fixtures and equipment thereof, and in or to the Property, or properties adjacent thereto, as Landlord may deem necessary or desirable, and to change (provided that there be no unreasonable obstruction of the right of access to the Premises by Tenant and that Landlord use commercially reasonable efforts to minimize, to the extent practical, any interference with the conduct of business at the Premises) the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, or other common areas of the Building and Property.

10.3     Waiver of Jury Trial.  LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE.

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10.4     Lease not to be Recorded; Confidentiality of Lease Terms.  Tenant agrees that it will not record this Lease.

Tenant shall not make or permit to be made any press release or other similar public statement regarding this Lease without the prior approval of Landlord, which approval shall not be unreasonably withheld.

10.5     Limitation of Landlord’s Liability.  The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord’s interest in the Property, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Property.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. Tenant furthermore agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

10.6     Landlord’s Default.  Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default.  Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder.  In no event shall Landlord ever be liable to Tenant for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause.

Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall

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be available only in those cases where Landlord is expressly required not to withhold its consent unreasonably.

10.7     Brokerage.  Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Front Street Commercial Real Estate Group and in the event of any brokerage claims or liens, other than by Front Street Commercial Real Estate Group, against Landlord or the Property predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien.  Landlord warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Front Street Commercial Real Estate Group.

10.8     Applicable Law and Construction.  This Lease shall be governed by and construed in accordance with the laws of the State of Florida and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby.  Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease.  All understandings and agreements heretofore made between the parties are merged in this Lease and any other such written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith.  This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.  The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant.  Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns.  Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Tenant’s rights, and the performance of any and all of Tenant’s obligations, under this Lease.  The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant.  Except as otherwise set forth in this Lease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair and maintenance obligations and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease.

10.9     Radon Disclosure.  Radon gas is a natural occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and State guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

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WITNESS the execution hereof under seal on the day and year first above written.

Landlord:

SNH Medical Office Properties Trust

Witness	By:	/s/Jennifer Francis
Jennifer F. Francis
/s/		Senior Vice President

Witness

/s/
Tenant:

AxoGen Corporation

Witness	By:	/s/Karen Zaderej
Name: Karen Zaderej
/s/		Title: Chairman, CEO, President

Witness
/s/

EXHIBIT A

PLAN SHOWING THE PREMISES

Exhibit A

EXHIBIT B

RULES AND REGULATIONS

1.         The sidewalks, entrances, passages, corridors, vestibules, halls, elevators or stairways in or about the Building shall not be obstructed by Tenant.

2.         Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building.  No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or fixed by Tenant on any window or part of the outside or inside of the Buildings without prior consent of Landlord.

3.         Tenant shall not waste electricity or water in the Building and shall cooperate fully with Landlord to assure the most effective operation of the Building HVAC system.  All regulating and adjusting of HVAC equipment shall be done by Landlord’s agents or employees.

4.         No additional or different locks or bolts shall be affixed on doors by Tenant.  Tenant shall return all keys to Landlord upon termination of Tenant’s lease.  Tenant shall not allow peddlers, solicitors or beggars in the Building and shall report such persons to Landlord.

5.         Tenant shall not use the Premises so as to cause any increase above normal insurance premiums on the Building.

6.         No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.  No space in the Building shall be used for manufacturing or for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

7.         Tenant shall not engage or pay any employees of the Building without approval from Landlord.  Tenant shall not employ any persons other than the janitor or employees of Landlord for the purpose of cleaning Premises without the prior written consent of Landlord.

8.         All removals from the Building or the carrying in or out of the Building or the Premises of any freight, furniture or bulky matter of any description must take place at such time and in such manner as Landlord may determine from time to time.  Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of the rules and regulations or provisions of Tenant’s lease.

9.         Normal Building Operating Hours are 7:00 a.m. to 6:00 p.m. Mondays through Fridays excluding New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day (and the applicable weekday when any such day occurs on a weekend day) and all other federal, state, county or municipal holidays and all Sundays.  Any day (other than a Saturday) on which Normal Building Operating Hours shall occur shall be a “Business Day”.

10.       Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

11.       Tenant shall, without charge, make electrical outlets in the Premises reasonably available to Landlord and/or its contractors, agents and employees during the making of repairs, alterations, additions or improvements in or to the demised premises.

Exhibit B-1

12.       The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein.  All damages resulting from any misuse of the fixtures shall be borne by Tenant.

13.       Tenant may request HVAC service outside of Normal Building Operating Hours by submitting a request in writing to the Building Manager’s office by noon of the preceding workday.

14.       Landlord reserves the right to establish, modify and enforce parking rules and regulations.

15.       All refuse from the Premises shall be disposed of in accordance with the requirements established therefor by Landlord and no dumpster shall be overloaded by Tenant.

16.       Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional rules and regulations when in its judgment Landlord deems it necessary, desirable or proper for its best interest and for the best interest of tenants and other occupants and invitees thereof.  No alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant.  Landlord shall not be responsible to any tenant for the non‑observance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.

Exhibit B-2

EXHIBIT C

ALTERATIONS REQUIREMENTS

A.        General

(i)       All alterations, installations or improvements (“Alterations”) to be made by Tenant in, to or about the Premises, including any Alterations to be made prior to Tenant’s occupancy of the Premises for the Permitted Use, shall be made in accordance with the requirements of this Exhibit and with any additional requirements stated in the Lease.

(ii)      All submissions, inquiries approvals and other matters shall be processed through Landlord’s Building manager or regional property manager.

(iii)     Additional and differing provisions in the Lease, if any, will be applicable and will take precedence over the terms of this Exhibit.

B.         Plans

1.  Before commencing construction of any Alterations, Tenant shall submit for Landlord’s written approval either a description of the Alterations or drawings and specifications for the Alterations, as follows:

(i)         Tenant shall submit drawings and written specifications (collectively, “Plans”) for all of Tenant’s Alterations, including mechanical, electrical and cabling, plumbing and architectural drawings. Drawings are to be complete, with full details and finish schedules, and shall be stamped by an AIA architect licensed in the state or district in which the Property is located certifying compliance with building codes.

(ii)       Tenant may submit a complete description of Tenant’s Alterations (including sketches or diagrams as necessary) in lieu of submitting Plans if the proposed Alterations meet all of the following criteria: (1) they are cosmetic in nature (e.g. painting, wallpapering, installation of floor coverings, etc.),  (2) they do not require a building permit, (3) they do not require work to be performed inside walls or above the ceiling of the Premises, and (4) they will not affect the structure or the mechanical, plumbing, HVAC, electrical or life safety systems of the Building (collectively, the “Building Systems”).

2.  Landlord shall review the description or Plans submitted by Tenant (“Tenant’s Design Submission”) and notify Tenant of approval or disapproval.  Landlord’s approval shall not be unreasonably withheld or delayed with respect to alterations, additions or improvements provided the same do not affect the structural elements of the Building, equal or exceed Building standards in quality, do not adversely affect or require any modifications to the plumbing, heating, ventilating, air-conditioning, mechanical, electrical or life-safety systems of the Building, are not visible from outside of the Premises and shall not increase Taxes or Insurance Costs nor require Landlord to perform any work to the Property.  If Landlord disapproves Tenant’s Design Submission, Landlord shall specify the reasons for its disapproval and Tenant shall revise Tenant’s Design Submission to meet Landlord’s objections, and shall resubmit the same to Landlord as so revised until Tenant’s Design Submission is approved by Landlord. No approval by Landlord of Tenant’s Design Submission shall constitute a waiver of any of the requirements of

Exhibit C-1

this Exhibit or the Lease. Tenant shall not make any changes to Tenant’s Design Submission after approval by Landlord, including changes required to obtain governmental permits, without obtaining Landlord’s written approval in each instance. Landlord’s review and approval or reasons for disapproval of any such change shall be provided to Tenant within five (5) Business Days after Landlord’s receipt thereof in writing.

3.  All mechanical, electrical, structural and floor loading requirements shall be subject to approval of Landlord’s engineers. Landlord also reserves the right to require Tenant to submit copies of shop drawings for Landlord’s review and approval.

4.  Before commencing construction of any Alterations, Tenant shall provide Landlord with two (2) complete copies of Tenant’s Design Submission in final form as approved by Landlord.

C.         Selection of Contractors and Subcontractors

Before commencing construction of any Alterations, Tenant shall submit to Landlord the names of Tenant’s general contractor (the “General Contractor”) and all subcontractors performing any work affecting the structure of the Building or which modifies any base Building system or that is visible from outside the Premises for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. If Landlord shall reject the General Contractor or any subcontractor, Landlord shall advise Tenant of the reasons(s) in writing and Tenant shall submit another selection to Landlord for Landlord’s approval.

D.        Insurance

Before commencing construction of any Alterations, Tenant will deliver to Landlord:

(i)         Four (4) executed copies of the Insurance Requirements agreement in the form set forth in Exhibit D from the general contractor and, if requested by Landlord, from the subcontractors (Landlord will return two fully executed copies to Tenant), and

(ii)        insurance certificates for the General Contractor and subcontractors as required by Exhibit D, which shall include evidence of coverage for the indemnity provided by the General Contractor or subcontractor executing such agreement.

E.         Building Permit and Other Legal Requirements

1.  Before commencing construction of any Alterations, Tenant shall furnish Landlord with a valid permit for the construction of the Alterations from the building department or other agency having jurisdiction in the municipality in which the Building is located (unless the Alterations are of a cosmetic nature not requiring a building permit). Tenant shall keep the original building permit posted on the Premises during the construction of the Alterations.

2.  Tenant Design Submission, the Alterations, and the construction of the Alterations shall each be in strict compliance with (i) all applicable laws, codes, rules and regulations, including, without limitation, the Americans with Disabilities Act, state and local health department requirements, and occupational health and safety laws and regulations (and no approval of Tenant’s Design Submission shall relieve Tenant of this obligation or invest

Exhibit C-2

Landlord with any responsibility for ensuring such compliance), and (ii) all building permits, consents, licenses, variances, and approvals issued in connection with the Alterations. Tenant shall ensure that the General Contractor and all subcontractors have the requisite licenses to perform their work. Tenant shall procure all permits, governmental approvals, licenses, variances and consents required for the Alterations and shall provide Landlord with a complete copy thereof promptly upon receipt of same by Tenant.

F.         Materials and Workmanship

1.  All materials, equipment and installations must be of a quality equal to or better than the initial construction of the Building and compatible with existing systems and installations, and all materials shall be new, commercial grade and of first-class quality. Any deviation from these requirements will be permitted only if clearly indicated or specified on Tenant’s Design Submission and approved by Landlord.

2.  Alterations shall be constructed in a professional, first-class and workmanlike manner, in accordance with Tenant’s Design Submission.

3.  The General Contractor shall guaranty all materials and workmanship against defects for a period of not less than one (1) year from installation. Notwithstanding any limitations contained in such guaranty or in any contract, purchase order or other agreement, during the entire term of the Lease, Tenant shall promptly repair or replace, at Tenant’s cost, any defective aspect of the Alterations except for insubstantial defects that do not adversely affect the Building or the appearance or rental value of the Premises, as determined by Landlord in its reasonable discretion.

4.  Alterations must be compatible with the existing Building Systems. In the event any Alterations shall interfere with the proper functioning of any Building System, Tenant, at Tenant’s sole cost and expense, shall promptly cause such repairs,  replacements or adjustments to be made to the Alterations as are necessary to eliminate any such interference.

G.        Prosecution of the Work

1.  All construction activities shall be conducted so as to avoid disturbance of other tenants of the Building without their consent. If Landlord determines in good faith that any demolition or other work of Tenant (performed in an area that is proximate to Suite 600 or any other suite occupied by another tenant) is likely to disturb or interfere with other tenants of the Building, Landlord may require that such work be scheduled and performed outside of Normal Building Operating Hours, and Tenant shall provide the Building manager with at least two Business Days’ notice prior to proceeding with any such work, provided that Landlord shall not require such work to be performed outside of Normal Building Operating Hours if Tenant shall have made arrangements with the affected tenant(s) to perform such work at times acceptable to such other tenant(s).

2.  Intentionally deleted.

3.  Intentionally deleted.

Exhibit C-3

4.  Under no circumstances will any material related to Tenant’s Alterations be allowed access through the Building’s front entrance without advance written approval of the Building manager.

5.  If shutdown of risers and mains for electrical, HVAC, sprinkler or plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s expense. No work will be performed in Building mechanical equipment rooms except under Landlord’s supervision.

6.  Alterations shall be performed under the supervision of a superintendent or foreman of the General Contractor at all times.

7.  All areas adjacent to the construction area shall be sealed with plastic so as to not be affected by dust and debris. All floors shall be protected from the construction process.

8.  The General Contractor or HVAC subcontractor shall block off supply and return grilles, diffusers and ducts to keep dust from entering into the Building HVAC system and thoroughly clean all HVAC units in the work area at the completion of the Alterations.

9.  Construction debris shall be removed from the construction area daily and the construction area shall be kept neat and reasonably clean at all times. All construction debris is to be discarded in waste containment provided by the General Contractor only. No material or debris shall be stored outside the Premises or Building without the prior written approval of Landlord’s representative.

10.  Landlord shall have the right to instruct the General Contractor to deliver to Landlord, at Tenant’s expense, any items to be removed from the Premises during the construction of the Alterations.

11.  Tenant, either directly or through the General Contractor, will immediately notify Landlord, in writing, of any damage to the Building caused by the General Contractor or any subcontractors.  Such damage shall be repaired within 72 hours unless otherwise directed by Landlord in writing. Any damage that is not repaired may be repaired by Landlord at Tenant’s expense.

12.  Construction personnel shall use the restrooms located within the Premises only. If there are no restrooms within the Premises, then construction personnel shall use only those Building restrooms located on the floor where the work is being performed.

13.  All wiring and cabling installed by Tenant shall be tagged with Tenant’s name and its specific use and purpose.

14.  The General Contractor and all subcontractors shall cause their employees to adhere to all applicable  Rules and Regulations of the Building.

15.  Landlord shall have the right to inspect the Alterations as the work progresses and to require Tenant to remove or correct any aspect of the Alterations that does not conform to Tenant’s Design Submission approved by Landlord. In the event it is determined that any Alterations are not in accordance with this Lease or Tenant’s Design Submission, such

Exhibit C-4

supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

H.        Documents to Be Furnished to Landlord Upon Completion of Tenant’s Work

1.  Within thirty (30) Business Days after construction of the Alterations has been completed, except for so-called punch list items, Tenant shall furnish Landlord with the following documents:

(i)         record “as built” drawings in paper and electronic (CADD) format showing all of the Alterations as actually constructed for all portions of the Alterations for which drawings were submitted;

(ii)       if Plans for the Alterations were prepared by an architect, a written certification from the architect confirming that the Alterations were completed in accordance with the Plans and all applicable laws, codes, ordinances, and regulations;

(iii)      full and final lien waivers and releases executed by the General Contractor and all subcontractors and suppliers;

(iv)       a copy of the final, permanent certificate of occupancy or amended certificate of occupancy for the Premises.

Exhibit C-5

EXHIBIT D

CONTRACTOR’S INSURANCE REQUIREMENTS

Building:         Progress Center

Tenant:            AxoGen Corporation

Premises:         Suites S-160, S-162 and S-164

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (“Work”) for Tenant in the Premises identified above.  Contractor and Tenant have requested the undersigned landlord (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.         Contractor agrees to indemnify and save harmless Landlord, and if Landlord is a general or limited partnership each of the partners thereof, and if Landlord is a nominee trust the trustee(s) and all beneficiaries thereof, and all of their respective officers, employees and agents, from and against any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death, at any time resulting therefrom and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this agreement but shall be applied only to the minimum extent required by law).

2.         Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a)        Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b)        Commercial General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this agreement) for not less than the following limits:

Bodily Injury:                         $3,000,000 per person

$3,000,000 per occurrence

Property Damage:                   $3,000,000 per occurrence

$3,000,000 aggregate

Exhibit D-1

(c)        Commercial Automobile Liability Insurance (covering all owned, non‑owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:                         $3,000,000 per person

$3,000,000 per occurrence

Property Damage:                   $3,000,000 per occurrence.

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

The insurance provided in (b) and (c) above shall name Landlord as an additional insured. Contractor may use its excess/umbrella coverage to make up and difference if the limits of Contractor’s primary policy coverage are less than $3,000,000.

3.         Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a)        Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b), except that in the case of subcontractors performing work with an aggregate value of less than $100,000, the dollar limits specified in paragraph 2(b) shall be reduced from $3,000,000 to $1,000,000.

(b)        Commercial Automobile Liability Insurance (covering all owned, non‑owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability of not less than $1,000,000 per person and per occurrence for bodily injury and property damage.

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this      day of              , 20__.

Contractor:

By:  ____________________

By:  ____________________

Exhibit D-2

EXHIBIT E

DECLARATION BY LANDLORD AND TENANT

AS TO DATE OF DELIVERY AND ACCEPTANCE

OF POSSESSION OF PREMISES

Attached to and made a part of the Lease dated November ___, 2018  (the “Lease”), entered into by and between SNH Medical Office Properties Trust, a Maryland real estate investment trust, as Landlord, and AxoGen Corporation, a Delaware corporation, as Tenant, covering space comprising approximately 2,810 square feet (the “Premises”) in the building located at 13709 Progress Boulevard, Alachua, Florida, as more particularly described in the Lease.

The undersigned Landlord and Tenant hereby certify that (i) the Lease is in full force and effect; (ii) the Commencement Date (as defined in the Lease) occurred on                         ,          , and the Original Term (as defined in the Lease) will expire on                       ,              ; (iii) the Rent Commencement Date (as defined in the Lease) occurred on __________________; and (iv) as of the date hereof, there is no default of Landlord and Tenant claims no right to setoff against rents.

IN WITNESS WHEREOF, the parties have caused this Declaration to be executed as a sealed instrument as of this        day of                           ,            .

LANDLORD:

SNH Medical Office Properties Trust

By:	The RMR Group LLC, its agent

By:
Jennifer F. Francis
Senior Vice President

TENANT:

AxoGen Corporatism

By:
Name:
Its: